UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 33-66392


                        Houlihan's Restaurant Group, Inc.
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             (Exact name of registrant as specified in its charter)

      Two Brush Creek Boulevard, Kansas City, Missouri 64112 (816) 756-2200
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                          Common Stock, $0.01 par value
                        Warrants to Purchase Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other  classes of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       | |               Rule 12h-3(b)(1)(i)       |X|
   Rule 12g-4(a)(1)(ii)      | |               Rule 12h-3(b)(1)(ii)      | |
   Rule 12g-4(a)(2)(i)       | |               Rule 12h-3(b)(2)(i)       | |
   Rule 12g-4(a)(2)(ii)      | |               Rule 12h-3(b)(2)(ii)      | |
                                               Rule 15d-6                |X|

     Approximate number of holders of record as of the certification or notice date: less than 50

     Pursuant to the requirements of the Securities Exchange Act of 1934 Houlihan's Restaurant Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:             May 13, 1997        By:      /s/ Frederick R. Hipp
      ------------------------------       -------------------------------------
                                           Frederick R. Hipp
                                           President/Chief Executive Officer



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